EXHIBIT 5

5300 First Union Financial Center
200 South Biscayne Boulevard
Miami, FL 33131-2339                                      Morgan, Lewis
305-579-0300                                              & Bockius LLP
Fax: 305-579-0321                                         COUNSELORS AT LAW

November 1, 1995

Republic Security Financial Corporation
4400 Congress Avenue
West Palm Beach, Florida  33407

Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Republic Security Financial Corpora- tion, a Florida corporation (the "Company"), in connection with the Registration Statement on Form S-1 under the Securities Act of 1933 (File No. 33-62847, the "Registration Statement") of an aggregate of 2,070,000 shares (the "Common Shares") of the Company's common stock, $.01 par value per share, and an aggregate of 935,000 shares (the "Preferred Shares") of the Company's __% Cumulative Convertible Preferred Stock, Series C, par value $.01 per share. The Common Shares and the Preferred Shares are collectively referred to herein as the "Shares."

We have examined and are familiar with such documents and instruments, and have participated in such meetings of the Board of Directors of the Company, as we deem necessary in order to give the opinion set forth below.

Based on the foregoing, we are of the opinion that the Shares (including shares of the Company's common stock issuable upon conversion of the Preferred Shares) will, when issued in the manner described in the Registration Statement, be legally issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP